SCHEDULE 14A INFORMATION STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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UNITED BANCORP, INC.
(Name of Registrant as Specified in its Charter)

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NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS
AND
PROXY STATEMENT

2009

P. O. Box 248, Tecumseh, MI 49286

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
APRIL 28, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of United Bancorp, Inc. will be held at the Downing Center, United Bank & Trust, 209 E. Russell Road, Tecumseh, Michigan, on Tuesday, April 28, 2009 at 4:30 p.m., local time, for the following purposes:

1.

To elect three directors constituting Class III of the Board of Directors, to serve for three years until the 2012 Annual Meeting of Shareholders and upon the election and qualification of their successors.

2.	To consider and approve an advisory proposal to approve the Company's executive compensation practices as disclosed in the Proxy Statement.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on February 27, 2009 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

The Federal Deposit Insurance Corporation (FDIC) requires state-chartered banks that are not members of the Federal Reserve System to prepare an annual disclosure statement that must be available to the public by March 31, 2009. A copy of the disclosure statement for either of the subsidiary banks of United Bancorp, Inc. may be obtained by contacting Randal J. Rabe at the address listed below.

You are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to be present, please promptly sign and date the enclosed Proxy and mail it in the return envelope, which is enclosed for that purpose. It will assist us in preparing for the Annual Meeting, and it is important that your shares be represented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials For the Shareholder Meeting to Be Held on April 28, 2009. Our Proxy Statement and Annual Report are available at the principal executive offices of the Company, 205 E. Chicago Boulevard, Tecumseh, Michigan, 49286, or on our website, www.ubat.com.

BY ORDER OF THE BOARD OF DIRECTORS
March 30, 2009	Randal J. Rabe Executive Vice President and Chief Financial Officer

Post Office Box 248 • 205 East Chicago Boulevard • Tecumseh, Michigan 49286 • Phone 517.423.8373 • Fax 517.423.5041

2009 PROXY STATEMENT
Table of Contents

Introduction	1
Proposal 1 - Election of Directors	2
Proposal 2 - Non-Binding Vote on Executive Compensation	3
Directors and Executive Officers	3
Information Concerning Nominees and Incumbent Directors	3
Information Concerning Executive Officers	4
Communicating with the Board of Directors	5
Committees and Meetings of the Board of Directors	5
Audit Committee Report, Charter, and Independence	5
Compensation & Governance Committee	6
Compensation of Directors and Executive Officers	7
Compensation Discussion and Analysis	7
Compensation Committee Report	14
Compensation of Executive Officers	14
Compensation of Directors	20
Compensation Committee Interlocks and Insider Participation	22
Security Ownership of Certain Beneficial Owners	22
Security Ownership of Management	22
Directors, Executive Officers, Principal Shareholders and their Related Interests - Transactions with the Banks	23
Beneficial Ownership Reporting Compliance	24
Relationship With Independent Public Accountants	24
Other Matters	25
Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements	A-1
Audit Committee Charter	B-1
Compensation & Governance Committee Charter	C-1

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 2008

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United Bancorp, Inc. (the "Company" or "UBI") of the accompanying Proxy to be used at the 2009 Annual Meeting of Shareholders of the Company and any adjournment or adjournments thereof. The Annual Meeting will be held on April 28, 2009 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

This Proxy Statement, Proxy ballot and Notice of Annual Meeting will be mailed to shareholders on or after March 30, 2009. If you have elected to receive your Proxy Statement and Annual Report electronically, we will mail your Proxy Card by that same date, along with the address of the website where you may download and view your other materials. The mailing address of the principal executive offices of the Company is P. O. Box 248, Tecumseh, Michigan, 49286.

Only shareholders of record at the close of business on February 27, 2009 will be entitled to notice of and to vote at the Annual Meeting. On February 27, 2009, there were 5,052,573 shares of the Common Stock of the Company outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. The Common Stock constitutes the only voting security of the Company entitled to vote upon the proposals to be presented at the Annual Meeting.

Shares represented by properly executed Proxies received by the Company will be voted at the Annual Meeting in the manner specified therein. If no instructions are specified in the Proxy, the shares represented thereby will be voted in favor of the proposals presented at the Annual Meeting by the Board of Directors. Any Proxy may be revoked by the person giving it at any time prior to being voted, either by giving another Proxy bearing a later date or by notifying the Secretary of the Company, Randal J. Rabe, at the Company's principal executive offices, in writing of such revocation or by attending the Annual Meeting and voting in person.

The cost of soliciting Proxies will be borne by the Company. The solicitation of Proxies will be made primarily by mail. Officers and regular employees of the Company and its subsidiaries may also solicit proxies, personally and by telephone or other means, for which they will receive no additional compensation and at a minimal cost to the Company. Arrangements may also be made directly by the Company with banks, brokerage houses, custodians, nominees, and fiduciaries to forward soliciting matter to the beneficial owners of stock held of record by them and to obtain authorization for the execution of Proxies. The Company may reimburse such institutional holders for reasonable expenses incurred by them in connection therewith.

Any proposal (other than nomination of a director) by a shareholder of the Company, to be considered for inclusion in the Proxy Statement for the 2010 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, must be received by Randal J. Rabe, Executive Vice President and Chief Financial Officer, at the principal executive offices of the Company by November 30, 2009. Any shareholder who intends to make a nomination of a director at the 2010 Annual Meeting must deliver a notice, by January 28, 2010 and in accordance with the other requirements set forth in our bylaws, to Randal J. Rabe, Executive Vice President and Chief Financial Officer, at the principal executive offices of the Company.

Planning to attend the meeting?

If your Company stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares "held in street name," and this Proxy Statement is being forwarded to you by your broker or nominee. Your name does not appear on the register of shareholders and, in order to be admitted to the meeting, you must bring a letter or account statement showing that you are the beneficial owner of the shares. You will not be able to vote at the meeting, and should instruct your broker or nominee how to vote on your behalf, unless you have a legal proxy from the shareholder of record appointing you as its proxy. If you have any questions about the meeting or require special assistance, please call Diane Skeels at (517) 423-1760.

PROPOSAL 1 - ELECTION OF DIRECTORS

In accordance with the Company's Articles of Incorporation and Bylaws, the Board of Directors is divided into three classes. Each year, on a rotating basis, the term of office of the Directors in one of the three classes will expire. Successors to the class of Directors whose terms have expired will be elected for a three-year term. The Directors whose terms expire at the 2009 Annual Meeting of Shareholders ("Class III Directors") are Joseph D. Butcko, Robert K. Chapman and Kathryn M. Mohr.

The Board of Directors has by resolution nominated three individuals for election as Class III Directors at the 2009 Annual Meeting of Shareholders, two of whom currently serve as Class III Directors. Directors Chapman and Mohr have been nominated for re-election. Director Butcko does not intend to stand for re-election to the Board of United Bancorp, Inc., but will continue to serve on the Board of Directors of United Bank & Trust - Washtenaw. The Board of Directors has by resolution nominated Norman G. Herbert as a Class III Director. Mr. Herbert was recommended as a director by the Company's Compensation and Governance Committee, which serves as the Company's nominating committee. The Committee knows of Mr. Herbert since he currently is a Director of United Bank & Trust - Washtenaw.

Those persons who are elected as Class III Directors at the 2009 Annual Meeting of Shareholders will hold office for three years, until their terms expire at the 2012 Annual Meeting of Shareholders and upon the election and qualification of their successors. If any of the nominees is unable to serve, the number of Directors to be elected at the Annual Meeting of Shareholders may be reduced by the number unable to serve or the proxies may vote the shares to elect any substitute nominee recommended by the Board of Directors.

Provided that a quorum is present (i.e., a majority of the shares of the Common Stock of the Company outstanding as of the record date and entitled to vote are represented, in person or by proxy, at the Annual Meeting), Directors will be elected from among those persons duly nominated for such positions by a plurality of the votes actually cast at the Annual Meeting. Thus, for this year, assuming the presence of a quorum, those nominees for election as Directors receiving the three highest number of votes will be elected, regardless of the number of votes which for any reason, including abstentions, broker non-votes or withholding of authority to vote, are not cast for the election of such nominees.

It is intended that the shares represented by Proxies in the accompanying form will be voted for the election of the three Board nominees unless a contrary direction is indicated. If any of the nominees should be unable to serve, which the Board does not contemplate, the Proxies may be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors of the Company recommends a vote
"FOR" the election of all three nominees as Directors

PROPOSAL 2 - NON-BINDING VOTE ON EXECUTIVE COMPENSATION

The Company believes that our executive compensation programs appropriately align executives' incentives with shareholder interests and are designed to attract and retain high quality executive talent. We also believe that both the Company and shareholders benefit from responsive corporate governance policies and dialogue. In accordance with these beliefs and pursuant to statutory requirements related to the Company's participation in the U.S. Treasury's Capital Purchase Program, the Board of Directors has authorized an advisory shareholder vote on the Company's executive compensation.

This proposal (sometimes referred to as a "Say-on-Pay" proposal), gives you as a shareholder the opportunity to endorse or not endorse the compensation of our executives through the following resolution:

"Resolved, that the shareholders approve the Company's compensation of executives as disclosed in the Proxy Statement on pages 7 through 19 herein, including the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation and the accompanying narrative disclosure."

By law, the vote is not binding upon the Board, and may not be construed as overruling a decision by the board or creating an additional fiduciary duty of the Board. However, the Compensation and Governance Committee will take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors of the Company recommends a vote "FOR" the approval of the compensation of the Company's executive officers as disclosed in this Proxy Statement.

DIRECTORS AND EXECUTIVE OFFICERS

INFORMATION CONCERNING NOMINEES AND INCUMBENT DIRECTORS
The following table discloses the name and age of each incumbent Director and Director Nominee, his or her five year business experience, and the year each became a Director of the Company.

NAME, AGE, AND FIVE YEAR BUSINESS EXPERIENCE	DIRECTOR SINCE
Director Nominees - Terms to Expire in 2012 (Class III)
Robert K. Chapman, age 65; President (since 2003) and Chief Executive Officer (since 2006) of the Company; President (2001-2005) and Chief Executive Officer (to December, 2007) of United Bank & Trust - Washtenaw ("UBTW")	2001

Norman G. Herbert, age 66; Independent financial consultant to Michigan Information Technology Center Foundation, Ann Arbor (since 2002) and Ann Arbor Public Schools Board of Education (since 2006). Director of UBTW since 2006.

N/A
Kathryn M. Mohr, age 46; Member, Robison, Curphey & O'Connell, Attorneys; Adrian and Monroe, MI and Toledo, OH; Director of United Bank & Trust ("UBT")	2003

NAME, AGE, AND FIVE YEAR BUSINESS EXPERIENCE	DIRECTOR SINCE
Incumbent Directors - Terms Expiring in 2010 (Class I)
James D. Buhr, age 61; Owner, J.D. Buhr & Company, LLC, corporate finance advisors, Ann Arbor, MI; Director of UBTW	2004
James C. Lawson, age 61; General Manager, Avery Oil & Propane, Tecumseh, MI; Director of UBT	1986
Donald J. Martin, age 69; President and Director, Martin's Home Center, hardware and furniture store, Tecumseh, MI; Director of UBT	1985
David E. Maxwell, age 69; Retired Executive Vice President and Chief Operating Officer, Brazeway, Inc., manufacturer of extruded aluminum tubing and related products, Adrian, MI; Director of Rima Manufacturing, Hudson, MI; Director of UBT	1986
Incumbent Directors - Terms Expiring in 2011 (Class II)
Stephanie H. Boyse, age 40; President (since 2001) and Chief Executive Officer (since 2006), Brazeway, Inc., manufacturer of extruded aluminum tubing and related products, Adrian, MI; Director of UBT	2008
John H. Foss, age 66; Director, La-Z-Boy Incorporated; Retired Director, Vice President, Treasurer and Chief Financial Officer, Tecumseh Products Company, manufacturer of compressors and refrigeration components, engines, and power train components, Tecumseh, MI; Director of UBT	1992
David S. Hickman, age 68; Chairman of the Company; Chief Executive Officer of the Company (1991 -2005); Tecumseh, MI; Chairman of the Board and Director of UBT; Director of UBTW (2001-2005)	1985

None of the Director nominees or incumbents, with the exception of John H. Foss, serves as a director of any other Company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or subject to the requirements of Section 15(d) of such act, or any Company registered as an investment company under the Investment Company Act of 1940, as amended. Mr. Foss is a director of La-Z-Boy Incorporated. With the exception of Directors Hickman and Chapman, all Directors meet the Nasdaq standards for Director independence pursuant to Rule 4200(a)(15).

The Board of Directors reviewed transactions in 2008 with companies owned by Directors, for the purpose of determining whether those transactions impacted the independence of the Directors. The Company conducted transactions in the normal course of business with companies affiliated with Mr. Martin, Mr. Lawson and Ms. Mohr during 2008, none of which exceeded $30,000. The Board determined that these transactions did not impact the independence of these Directors.

INFORMATION CONCERNING EXECUTIVE OFFICERS
Following is a current listing of executive officers of the Company, setting forth the name, age, five year business experience, and year each became an executive officer of the Company. Officer appointments for the Company are made or reaffirmed annually at the Organizational Meeting of the Board of Directors. The Board may also designate executive officers at regular or special meetings of the Board.

NAME, AGE, AND FIVE YEAR BUSINESS EXPERIENCE	EXECUTIVE OFFICER SINCE
Robert K. Chapman, age 65; President (since 2003) and Chief Executive Officer (since 2006) of the Company; President (2001-2005) and Chief Executive Officer (to December, 2007) of UBTW; Director of UBTW and UBI.	2001
Randal J. Rabe, age 50; Executive Vice President (since 2003) and Chief Financial Officer (since December, 2007) of the Company; President (2003-2007) & Chief Executive Officer (2005-2007) and Director (2003-2007) of UBT	2003
Todd C. Clark, age 39; Executive Vice President of the Company (since 2006); President (since 2006) and Chief Executive Officer (since December, 2007) of UBTW; Director (since 2006) of UBTW; Executive Vice President (2001-2005) of UBTW	2005
Gary D. Haapala, age 45; Executive Vice President of the Company (since 2006); Executive Vice President - Wealth Management Group of UBT (since 2006). Regional Manager, Vice President, Private Client Group, Fifth Third Bank, East Lansing, MI (2003-2006)	2006
Joseph R. Williams, age 44; Executive Vice President of the Company (since December, 2007); President and Chief Executive Officer of UBT (since December, 2007); Executive Vice President - Community Banking of UBT (2003-2007)	2007

COMMUNICATING WITH THE BOARD OF DIRECTORS
Shareholders may communicate with the Board of Directors, its Committees or any member of the Board of Directors by sending a letter to David S. Hickman, Chairman of the Board, United Bancorp, Inc., P.O. Box 248, Tecumseh, Michigan 49286. All shareholder communications will be forwarded to the Board, the Committee or the Director as indicated in the letter. The Board of Directors reserves the right to revise this policy in the event that this process is abused, becomes unworkable or otherwise does not efficiently serve the purpose of the policy.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
During the year ended December 31, 2008, the Board of Directors of the Company met a total of nine times. Each of the Directors attended at least 75% of the aggregate of the total number of meetings of the Board and of the Board Committees of which he/she is a member. The Company has an Audit Committee and a Compensation & Governance Committee. The Compensation & Governance Committee also serves as nominating committee.

Audit Committee Report, Charter, and Independence
The Audit Committee consists of John H. Foss, David E. Maxwell and Joseph D. Butcko. The Audit Committee met five times during the year ended December 31, 2008. Each of the current members meets the requirements for independence set forth under the Sarbanes-Oxley Act and in Rule 4200(a)(15) of the listing standards of Nasdaq. While the Company is not subject to these standards, it has chosen to comply with them voluntarily. In addition, the Board of Directors determined that Mr. Foss has met the qualifications to be considered an "audit committee financial expert" as set forth under rules adopted by the Securities and Exchange Commission.

The Audit Committee has selected BKD LLP ("BKD") as its independent registered public accounting firm for 2009. BKD has served in that capacity since 2002. The services provided by BKD are limited by the Audit Committee to audit services and certain audit related and tax services.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Attachment B. The Board of Directors reviews and approves changes to the Audit Committee charter annually.

The Audit Committee is responsible for assisting the Board in its oversight responsibilities of the integrity of the company's financial statements and its system of internal controls. Management is responsible for the Company's financial statements and the financial reporting process, and for establishing and maintaining the Company's system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company's financial statements with U.S. generally accepted accounting principles.

The Audit Committee reports that with respect to the audit of the Company's consolidated financial statements for the year ended December 31, 2008 that are included in the Company's Annual Report to Shareholders:

•	The Audit Committee has reviewed and discussed the Company's 2008 audited consolidated financial statements with the Company's management.

•

The Audit Committee has discussed with its independent registered public accounting firm, BKD, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•

The Audit Committee has received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD's communications with the Audit Committee concerning independence, and has discussed with BKD its independence.

Based on the review and the discussions referenced in the three paragraphs above, the Audit Committee recommended to the Board of Directors that the Company's 2008 audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Audit Committee
David E. Maxwell, Chairman
John H. Foss
Joseph D. Butcko

Compensation & Governance Committee
The Board of Directors of the Company has established a Compensation & Governance Committee ("Compensation Committee"), which addresses matters relating to employment, compensation, and management performance while maintaining appropriate interaction with its subsidiary bank boards. The Compensation Committee serves as the nominating committee for the Board of Directors of the Company. The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is included in this proxy statement as Attachment C. The Compensation Committee also produces a report on executive officer compensation set forth below, under "Compensation Discussion and Analysis" as required by the Securities and Exchange Commission to be included in our proxy statement or annual report on Form 10-K.

The Compensation Committee recommends the compensation for executive officers and directors of the Company and the Banks. The chief executive officer of the Company provides input into the recommended compensation of the other executive officers to the Compensation Committee, but does not participate or deliberate in compensation decisions regarding his own compensation. The Committee also recommends targets for bonuses and profit sharing. The

Boards of Directors of the Company and the Banks have final authority over compensation of executives and the targets for bonuses and profit sharing. The Compensation Committee has sole authority to grant stock options to plan participants. The Board of the Company approves compensation levels for directors of the Company and for Directors of the Banks.

The Compensation Committee met six times during 2008, and is composed of the following Directors of the Company: James D. Buhr, John H. Foss, James C. Lawson and David E. Maxwell. All members of the Company's Compensation Committee meet the Nasdaq standards for independence of Rule 4200(a)(15). While the Company is not subject to these standards, it has chosen to comply with them voluntarily.

The Compensation Committee will consider shareholder nominations for candidates for membership on the Board when properly submitted in accordance with the Company's bylaws. The bylaws provide that no less than ninety days prior to the date of the Election Meeting in the case of an annual meeting, and not more than seven days following the date of notice of the meeting in the case of a special meeting, any shareholder who intends to make a nomination at the Election Meeting shall deliver a notice to the secretary of the Company setting forth (i) the name, age, business address and residence of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, (iii) the number of shares of each class and series of capital stock of the Company which are beneficially owned by each such nominee and (iv) such other information concerning each such nominee as would be required, under the rules of the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee.

The Compensation Committee considers various potential candidates for director that may come to its attention through current board members, shareholders or other persons. The Compensation Committee will review and evaluate shareholder nominations in the same manner as it evaluates all other nominees. When considering and evaluating candidates for nomination to the Board, the Committee considers a number of factors. The Compensation Committee believes that a viable Board candidate should:

•	Be a shareholder of United Bancorp, Inc.

•	Be willing and able to devote full interest and attendance to the Board and its committees

•	Bring their financial business to the Company, including personal and business accounts

•	Lend credibility to the Company and enhance its image

•	Help develop business and promote the Company and its subsidiaries

•	Provide advice and counsel to the CEO

•	Maintain integrity and confidentiality at all times.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS
This discussion describes our compensation program primarily for the five named executive officers, namely, our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers who earned more than $100,000 in 2008.

Compensation Philosophy and Objectives
Our executive compensation program is overseen by our Compensation Committee, which annually reviews and approves our compensation program, evaluates the performance of our chief executive officer and, with input from the chief executive officer, reviews the performance of the executives on our Management Committee in achieving our corporate objectives, and recommends their compensation to our Board of Directors for its approval. Although input from the chief executive officer is considered by the Compensation Committee and the Board, it is not given any disproportionate weight. The Compensation Committee and the Board have the final authority on compensation matters.

The Compensation Committee believes that our compensation programs should be designed to tie annual and long-term cash and stock incentives to achievement of measurable corporate, bank subsidiary and individual performance objectives, thereby aligning executives' incentives with shareholder value creation, and to attract and retain high quality executive talent. Accordingly, a substantial portion of our executives' overall compensation is tied to our financial performance (including our return on equity and net income). Our compensation philosophy is intended to compensate our executives with base salary targeted at the midrange of market competitive levels, while rewarding for outstanding bank performance with our performance based plans. If performance goals are achieved, they will result in above-average total compensation based on a market comparison.

In 2008, we did not meet our performance targets, and we did not pay management committee incentive compensation payments to our executive officers.

Compensation Process
In its process for deciding how to compensate our named executive officers, the Compensation Committee considers competitive market data. During the past three years, we have engaged the services of Rahmberg, Stover and Associates, LLC ("Rahmberg Stover") as consultants to help the Compensation Committee evaluate our executive compensation and to help select appropriate market data for comparison. Some of the resources used for comparison were the ABA Executive Compensation Standard Report, American Bankers Association Compensation Benefits Survey, BAI Bank Cash Compensation Survey, Crowe Chizek Financial Institutions Compensation Survey, Mercer Benchmark Database Human Resource Management, Michigan Bankers Association Compensation Survey and Watson Wyatt Benchmark Compensation Report for Financial Institutions.

Rahmberg Stover has assisted the Compensation Committee in evaluating the mix of cash and equity compensation for our executives. Based on Rahmberg Stover's recommendations and comparison to the market data they have provided, we believe that our mix of cash and equity compensation assuming the achievement of our performance goals is appropriate and is consistent with that of similar financial institutions.

The Compensation Committee also uses tally sheets prepared by our payroll department with respect to each of our named executive officers. Tally sheets include the dollar value of each component of the named executive officers' compensation, including current cash compensation, accumulated deferred compensation balances, outstanding equity awards, retirement benefits, perquisites and any other compensation. The primary purpose of the tally sheets is to bring together in one place, all of the elements of compensation of our named executive officers so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of compensation. The Compensation Committee generally compares the information on the tally sheets, on an individual and aggregate basis, to the extent comparisons are available, to market data. In addition, such tallies are also used to determine internal equity conformance.

Based on our review of these broad databases and other publicly available information, we believe that our executive compensation is in line with our compensation philosophy as stated above.

In 2008, we continued to use Rahmberg Stover to help us evaluate non-cash compensation for executive officers. As a result of the work done by Rahmberg Stover, the Compensation Committee adopted changes for 2008 that provided for increased executive life insurance by changing from whole life to term life insurance. We also implemented changes in the Director Retainer Stock Plan, Senior Management Bonus Deferral Stock Plan and 2005 Stock Option Plan in order to maintain compliance with IRS Regulation 409A.

The Committee is considering future changes including the issuance of restricted stock in addition to stock options. It is intended that any such change will not materially increase the total cost of equity grants to the named executive officers or the total premiums paid for the benefit of the named executive officers. Any restricted stock issued would be subject to approval of a new equity plan by our shareholders. The changes are intended to increase our ability to attract and retain executives.

In 2008, the Compensation Committee continued to evaluate the recommendations of Rahmberg Stover, and no other changes recommended by Rahmberg Stover were made relating to 2008 compensation.

Targets and Peer Data
The Compensation Committee has the authority to set targets at other than those contained in the current year Board-approved financial plan, but has not done so for 2008. The Compensation Committee has utilized comparison to a number of peer groups for the purpose of ranking our financial performance with peers in order to validate our performance targets. However, these peer groups were not used specifically to compare our compensation practices and levels to peer banks.

Limitations on Executive Compensation
The Company has participated in the United States Department of the Treasury's ("Treasury") Capital Purchase Program ("CPP") effective January, 2009. Treasury implemented the CPP under the Emergency Economic Stabilization Act of 2008. The Company made immaterial, technical amendments to certain employment agreements and plans with the Corporation's executive officers to comply with the limits on executive compensation as required by the CPP and the Emergency Economic Stabilization Act of 2008 as that Act existed at the time of the Company's participation in the CPP.

On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (the "Recovery Act"), which significantly amended the executive compensation requirements for all CPP participants. The Recovery Act requires the Secretary of the Treasury to establish standards that prohibit the following practices:

•	making any payments (other than accrued wages and benefits) to senior executive officers and the five most highly-compensated employees upon departure from United for any reason;

•	paying or accruing any bonus, retention award or incentive compensation to our highest-compensated employee (subject to certain exceptions); and

•	using any compensation plan that would encourage earnings manipulation to enhance the compensation of any employee.

As of the printing of this Proxy Statement, Treasury has not established the standards required by the Recovery Act or otherwise issued guidance regarding compliance with the Recovery Act. Therefore, the Company cannot determine at this time what effect these regulations will have on the Company's compensation policies, programs and practices, or the decisions of the Compensation Committee. The Company's Board of Directors and management are carefully monitoring regulatory developments with respect to the Recovery Act and will comply with any rules or guidance issued by Treasury or the SEC.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies participating in the CPP for taxable compensation in excess of $500,000 paid to their chief executive officer or certain other highly compensated officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. We consider the impact of Section 162(m) when structuring the performance based portion of our Executive Compensation, but Section 162(m) is not a dispositive consideration. We do not expect any compensation to be non-deductible because of Section 162(m) in 2009.

Compensation Components
The key components of our executive compensation program consist of a base salary and participation in various performance-based compensation plans including our Management Committee Bonus Plan, Senior Management Bonus Deferral Stock Plan, Stakeholder Bonus Plan, 401(k) Plan, and our 2005 stock option plan. Base salary and bonus comprise a substantial portion of our executives' total compensation. Our executives can defer cash base salary and bonus payments and invest in our common stock through our 401(k) plan and Senior Management Bonus Deferral Stock Plan. Our executives also invest in our common stock through our stock option plan. In addition, we enter into one-year employment agreements with our executive officers that provide for severance compensation in the event of termination other than for cause during the term of the agreement and/or following a change in control during the term of the agreement.

Base Salary
We use the base salary portion of compensation to attract and retain executive officers near the midpoint of market rates, and rely on our performance-based plans to reward for performance. The Company generally hires executive officers at market rates necessary to attract talent. Raises and salary adjustments for existing executive officers are provided primarily to allow us to retain our existing talent.

Management Committee Bonus Plan
The named executive officers participate in the Management Committee Bonus Plan. Under the plan, a participant is paid a percentage of his or her base salary based on the achievement of corporate, bank and/or individual performance objectives. Bonuses under the plan are based all or in part on our achieving a target return on equity as established annually by the Board of Directors. We believe that return on average equity is the most appropriate measure of financial performance. For 2008, our target return on average equity was 12.22%.

The Management Committee Bonus Plan is divided into groups, each with differing payout levels based on a percentage of base salary. The table below details the range of minimum, target and maximum thresholds and payouts for each group of the plan, relating to the named executive officers.

	NO BONUS IS EARNED IF PERFORMANCE IS BELOW:	BONUS EARNED AT MINIMUM THRESHOLD (1)	BONUS EARNED AT 100% OF TARGET	MAXIMUM BONUS THAT CAN BE EARNED	MAXIMUM BONUS IS EARNED AT OR ABOVE:
Group 1	85% of target	18.75%	45%	90%	125% of target
Group 2	85% of target	15.30%	35%	70%	125% of target
Group 3	85% for ROE; 80% for individual objectives	13.15%	30%	60%	125% of target
(1)

For any specific participant, the minimum threshold is applied to each of their individual targets, and may result in a total bonus payout of less than the minimum threshold as a percent of total salary.

The table below details the respective named executive officers in each group, the group within the plan that each participates in, the basis upon which the bonus is determined, and the payout percentages for calendar year 2008. Targets were not achieved in 2008, and as a result, no Management Committee Bonus incentive compensation was paid to any of the executive officers.

EXECUTIVE OFFICER	GROUP	BASED ON:	2008 PAYOUT
Chapman	1	Target ROE (100%)	0%
Rabe	2	Target ROE (100%)	0%
Clark	2	Target ROE (65%) and achievement of target earnings levels (35%)	0%
Haapala	2	Target ROE (65%) and achievement of target earnings levels (35%)	0%
Williams	3	Target ROE (65%) and achievement of target earnings levels (35%)	0%

Targets for 2008 for the CEO and the CFO were based 100% on ROE, as they have responsibilities with regard to the overall performance of the Company. Individual objectives for Mr. Clark and Mr. Williams were based on achievement of target net income levels for the respective banks of which they were President in 2008. Those target amounts were $2.726 million and $6.819 million, respectively. Individual objectives for Mr. Haapala were based on achieving target pre-tax profit contribution of $1.734 million for the Wealth Management Group of the Company.

Under the Senior Management Bonus Deferral Stock Plan adopted in 1996, participating officers are eligible to elect cash bonus deferrals and, after employment termination, to receive payment in the form of shares of Company stock. During 2008, none of the named executive officers received bonuses eligible to be deferred under the plan, and only one named executive officer has a balance in the deferred bonus plan.

Stakeholder Bonus Plan
Executive officers and all other full-time non-commissioned employees of our Company participate in our Stakeholder Bonus Plan. Payouts from the plan are based on target net income for the Company as established annually by our Board of Directors. All participants are paid at the same percentage level. If we reach our target, eligible co-workers receive a percentage of their base salary in the form of cash bonuses. No payouts are made if the Company falls below 80% of target, and maximum bonuses of 20% are paid if the Company exceeds its net income target by 15%. The share of profits distributed to Stakeholder Bonus Plan participants is structured to provide awards consistent with the increase in profits as measured by net income, and is subject to change annually upon the recommendation of the Compensation Committee and the approval of the Board of Directors. For 2008, our payout at target net income of $9.04 million would have been 8% of base salary. Payouts are made quarterly based on year to date performance, and small payouts were made during the first quarter of 2008. As we did not meet 80% of our target, there was no payout for the balance of 2008. The target payout for the Stakeholder bonus plan is not based on comparison to other companies, but is set annually by the

Board at the levels we believe necessary to provide incentives for our staff to meet or exceed our annual financial plan.

401(k) Plan
Under our 401(k) plan, executives and other participants may defer a portion of their compensation, and the Company provides a match of up to 3% of their salaries, subject to IRS regulations. For 2009 that figure will become 4%, as a result of safe harbor provisions for the plan that were adopted in 2008. All participants have the opportunity to invest the match portion of the Company's contribution in UBI stock.

It is our belief that our executives and co-workers are motivated and aware that efforts to improve our bottom line improve their individual compensation. In addition to the match contributions described above, the plan includes a profit-sharing feature based on achievement of a net income target as established annually by the Board of Directors. Our minimum profit sharing contribution to the 401(k) for 2008 is 2% of eligible salary. If we achieved our net income target, we would have contributed 5% of the participant's salary into his or her 401(k). If we exceeded our target, we could contribute up to 8% of salary to his or her 401(k). Profit sharing contributions for 2008 were at the minimum level of 2%. For 2009, the minimum profit sharing contribution will be 1% of salary.

Stock Options
We believe that our long-term interests are best advanced by aligning the interest of our executives and non-executives with the interests of our shareholders. Accordingly, in addition to issuing common stock under our Senior Management Bonus Deferral Stock Plan, we make options available to our executives pursuant to our 2005 stock option plan, which was adopted by our shareholders at the 2004 annual meeting. Previously, options were granted under our 1999 stock option plan. While options under the 1999 plan are currently outstanding, they may no longer be granted under the 1999 stock option plan. Options under our stock option plans are non-qualified stock options granted at the then current-market price at the time the option is granted. The options have three-year vesting periods and with certain exceptions, expire at the end of ten years from the date of grant, three years after retirement or ninety days after separation from the Company for reasons other than retirement.

Our options are awarded by our Compensation Committee, which administers the stock option plans. Option grants for any certain year are generally determined by evaluating the number of option grants available under the plan, divided by the number of years remaining in the plan. The Committee allocates some or all of the options available for the year to eligible participants, based on a number of factors, including the relative rank of the executive within our Company and his or her specific contributions to the success of the Company for the prior year. We believe the options serve to enhance shareholder value by aligning the interest of our executives with those of the shareholders and also by acting to retain our executives through the vesting of the options.

The Company's stock option plan does not specify when options are granted, and annual options are granted by the Compensation Committee in February of each year following release of year-end earnings. In addition, in the event a new officer is hired during the year, a grant may be made at the time of his or her commencement of employment. The Committee does not time the grant of stock options to take advantage of material non-public information, or time the release of material non-public information to increase the value of option grants.

The exercise price of substantially all options granted is higher than the Company's current stock price, and accordingly, unless the stock price significantly improves, the ability of those options to assist in retention of our executives may not be realized. Accordingly, as noted, the Compensation Committee is weighing the recommendation of Rahmberg Stover to issue restricted stock in addition to stock options. Again, however, any grant of restricted stock will be subject to shareholder approval of a new equity compensation plan. As noted, future awards will continue to include stock options since we still believe that options, in addition to restricted stock, align the interests of our executives with those of our shareholders and help to incentivize our executives to perform and increase the value of our shares.

Severance Arrangements
Each executive officer enters into a one year employment agreement with the Company. As part of our goal to attract and retain our executives, such employment agreements provide that unless an employee is terminated for cause (which is defined), in the event we terminate the executive officer during the term of the one year agreement, the executive officer will receive his or her regular salary and benefits for a period of six months (subject to the restrictions set forth in the Recovery Act, as discussed above). This continuation of salary and benefits ceases, however, if the executive officer secures any employment before the end of such six-month period. In addition, if there is a change in control (as defined) and either we terminate the executive within twelve months from such change in control other than for cause or the executive terminates for any reason, we shall pay the executive for twelve months thereafter his or her base salary and benefits. The purpose of the severance arrangements is to minimize the uncertainty and distraction caused by the current climate of bank acquisitions, and to allow our executive officers to focus on performance by providing transition assistance if we are acquired or there is a change in control.

Additional information regarding compensation and benefits payable to the officers on termination of employment under the terms of the employment agreements is included below under the heading "Potential Payments Upon Termination or Change In Control."

Inter-Relationship of Elements of Compensation Packages
The various elements of the compensation package are not inter-related. There is no significant interplay of the various elements of total compensation between each other. While the Compensation Committee may recommend, and the Board has discretion to make exceptions to any compensation or bonus payouts under existing plans, the Compensation Committee has not recommended, and the Board has not approved, any exceptions to the plans with regard to any executive officer.

Other Information
We believe that stock ownership by our executive officers is the clearest, most direct way to align their interests with those of our stockholders and that, by holding an equity position in the Company, officers demonstrate their commitment to and belief in the long-term profitability of the Company. Accordingly, guidelines for stock ownership by executive officers were adopted in 2008. Most of the executive officers own common stock and options to purchase common stock pursuant to our 2005 stock option plan and our 1999 stock option plan. We currently have no policies regarding hedging the economic risk of any ownership of our common stock.

As a condition to participation in the CPP, we are required to recover from any named executive officer and any of the next twenty highest-compensated employees any bonus or incentive compensation paid to such named executive officer if the financial statement or payment method on which the payment was based later proves to be materially inaccurate. Each named executive officer has consented to provisions which require him to repay any such amount. This obligation will continue for as long as the U.S. Treasury holds a debt or equity position in the Company. It is anticipated that actions to be taken under such circumstances would be determined by the Compensation Committee. We offer minor perquisites to some executive officers, none of which have an annual aggregate incremental value to us of more than $10,000 per executive.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing "Compensation Discussion and Analysis" section with Company management. Based on our review and discussion with management, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" section be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2008.

The Compensation Committee certifies that it has reviewed with senior risk officers the incentive compensation arrangements of the Company's senior executive officers and has made reasonable efforts to ensure that such arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the Company.

Submitted by the Compensation & Governance Committee
James D. Buhr, Chairman
John H. Foss
James C. Lawson
David E. Maxwell

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement in whole or in part, the foregoing Compensation Committee Report shall not be incorporated by reference into any such filings.

COMPENSATION OF EXECUTIVE OFFICERS
The following table sets forth the total compensation awarded to, earned by, or paid during 2008 and 2007 to our Chief Executive Officer, Chief Financial Officer and our three most highly compensated executive officers other than the CEO and CFO whose total compensation for 2008 exceeded $100,000.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY (1)	BONUS (2)	OPTION AWARDS (3)	NON-EQUITY INCENTIVE COMP (4)	ALL OTHER COMPEN- SATION (4)	TOTAL COMPEN- SATION
Robert K. Chapman, President and Chief Executive Officer	2008 2007 2006	$257,308 250,000 250,000	$ - - -	$ 15,012 18,222 17,645	$ 7,333 5,269 141,870	$ 17,400 17,850 17,700	$297,053 291,341 427,215
Randal J. Rabe, Executive Vice President & Chief Financial Officer	2008 2007 2006	$190,000 190,000 190,000	$ - - -	$ 8,340 12,861 13,264	$ 5,919 5,085 99,931	$ 9,425 9,470 9,580	$213,684 217,416 312,775
Todd C. Clark, Executive Vice President	2008 2007 2006	$192,308 170,000 170,000	$ - - -	$ 10,425 12,825 11,244	$ 5,909 5,023 79,402	$ 8,019 7,700 7,787	$216,661 195,548 268,433
Gary D. Haapala, Executive Vice President (5)	2008 2007	$172,846 167,000	$ - 15,000	$ 8,340 12,082	$ 5,666 22,185	$ 7,935 11,119	$194,787 227,386
Joseph R. Williams, Executive Vice President (6)	2008 2007	$160,000 136,065	$ - -	$ 6,255 12,082	$ 5,125 10,994	$ 7,425 7,832	$178,805 166,973
(1)

Generally, we believe that our executives' base salary should be set at mid-level market competitive levels. Base salaries are reviewed annually and are compared to several databases and public information, and adjusted from time to time. Salary amounts include amounts deferred under the Company's 401(k) plan.

(2)	Includes signing bonus paid to Mr. Haapala, a portion of which was paid in 2006, with the balance paid in 2007.
(3)

The amounts listed reflect the portion of the fair value of option grants that represent earned compensation for the year listed on the same basis as included in the Company's financial statements. Value of stock options granted is based on "Grant Date Present Value" as calculated using a Black-Scholes option pricing model. The number of shares granted for each option is adjusted in accordance with the Company's stock option plans to reflect stock dividends issued. Further information regarding option valuation is contained in Note 16 of the Notes to Consolidated Financial Statements.

(4)

The awards listed above as "Non-Equity Incentive Compensation" includes amounts paid under the Management Committee Bonus Plan, the Stakeholder Bonus Plan and as a profit-sharing contribution under the Company's 401(k) plan as further described in the "Compensation Discussion and Analysis" section of this Proxy Statement. Amounts listed above under "All other Compensation" include matching contributions made by us under our 401(k) plan and life insurance premiums paid by the Company for the benefit of the executives. Detail is shown in the table below.

(5)	Mr. Haapala joined United in 2006 and became an executive officer of the Company in 2007.
(6)	Mr. Williams became an executive officer of the Company in 2007.

NAME	YEAR	MANAGE- MENT COMMITTEE BONUS	STAKE- HOLDER BONUS	401(k) PROFIT SHARING	TOTAL NON- EQUITY INCENTIVE PAY	401(k) MATCH CONTRIBU- TIONS (a)	LIFE INSURANCE PREMIUMS	TOTAL OTHER COMPEN- SATION
Chapman	2008 2007 2006	$ - - 102,672	$ 2,733 769 24,700	$ 4,600 4,500 14,498	$ 7,333 5,269 141,870	$ 6,900 6,750 6,600	$ 10,500 11,100 11,100	$ 17,400 17,850 17,700
Rabe	2008 2007 2006	$ - - 66,661	$ 2,077 585 18,772	$ 3,842 4,500 14,498	$ 5,919 5,085 99,931	$ 5,700 5,700 5,810	$ 3,725 3,770 3,770	$ 9,425 9,470 9,580
Clark	2008 2007 2006	$ - - 48,108	$ 2,022 523 16,796	$ 3,887 4,500 14,498	$ 5,909 5,023 79,402	$ 5,769 5,100 5,187	$ 2,250 2,600 2,600	$ 8,019 7,700 7,787
Haapala	2008 2007	$ - 17,366	$ 1,825 514	$ 3,841 4,305	$ 5,666 22,185	$ 5,185 5,010	$ 2,750 6,109	$ 7,935 11,119
Williams	2008 2007	$ - 7,053	$1,749 414	$ 3,376 3,527	$ 5,125 10,994	$ 4,800 4,082	$ 2,625 3,750	$ 7,425 7,832
(a)	We match a maximum of 3% of our executives' salaries.

Employment Contracts
Each year, we enter into one-year employment agreements with our executive officers. We utilize one-year contracts instead of long-term contracts to retain flexibility in our hiring, selection and retention process. We have found that one-year contracts allow us to change performance and other requirements and have not prevented us from retaining our quality executive officers. Contracts for 2008 expire on April 1, 2009. Terms of the contracts will be disclosed when announced.

Except for the differences in base salaries and annual bonuses and the fact that some of the agreements are with the Company and some are with the Banks, the agreements are substantially identical. Under the terms of the contracts that were in effect for 2008, changes may be made to an executive officer's salary and bonus during the term of the contract, but only if agreed to by us and the executive officer. Under the agreement, each of our executive officers participates in our 2005 stock option plan and our Management Committee Bonus Plan. If the agreement is terminated for cause, compensation and benefits will be paid to the executive officer only to the date of termination.

We may also suspend the executive officer during the pendency of any criminal charges or criticism by a regulatory agency for regulatory violations. For any termination other than relating to a change in control, including repeated failures to meet our goals and objectives which we establish from time to time, the executive officer shall continue to receive his compensation and benefits for a period of six months unless he has secured employment before the end of the six month period (subject to the restrictions set forth in the Recovery Act, as discussed above). If there is a change in control (including a merger, sale of substantially all of our assets, approval of our liquidation or any person acquires 25% or more of our outstanding securities) and within twelve months of such change in control the executive officer resigns or is terminated other than for cause, he shall receive his salary and benefits for twelve months thereafter. Under the agreement, the executive officer must keep information about us confidential during and following employment with us.

In addition, each executive officer agrees not to compete in the financial services industry within the counties of Lenawee and/or Washtenaw and not to solicit our employees and customers during and for a one-year period following termination and agrees that all disputes under the agreement will be resolved by binding arbitration in the event of a dispute.

Grants of Plan-Based Awards
Payment under Non-Equity Incentive Plans - Payments under non-equity incentive plans include payments from the Management Committee Bonus Plan and the Stakeholder Bonus Plan as described above in the "Compensation Discussion and Analysis" section of this Proxy Statement. Under the Management Committee Bonus Plan, an executive is paid a percentage of his base salary based on the achievement of corporate, bank and/or individual performance objectives. All the executives' bonuses are based all or in part on our achieving a target return on equity as established annually by the Board of Directors.

Under the Stakeholder Bonus Plan, payouts are based on target net income for the Company as established annually by the Board of Directors. The plan is described above in the "Compensation Discussion and Analysis" section of this Proxy Statement.

Under our 401(k) plan, we include a profit sharing feature based on achievement of the 2008 net income target as established by the Board of Directors. Based on our 2008 net income, we contributed 2.0% of our executives' salaries to their 401(k) in addition to our matching contributions referenced in note (4)(a) to the Summary Compensation Table above.

Grants of Equity-Based Awards - We currently grant options under our 2005 stock option plan. Previously, options were granted under our 1999 stock option plan. Options granted under the 1999 plan and not exercised are still outstanding, but no new options may be granted under the 1999 plan.

We believe that our long-term interests are best advanced by our stock option plans by aligning the interest of our executive officers with the interests of our shareholders. Options under our 2005 stock option plan are granted at the then-current market price at the time the option is granted. The options have a three-year vesting period and with certain exceptions, expire at the end of ten years from the date of grant, or three years after retirement. Options granted under our plans are non-qualified stock options as defined under the Internal Revenue Code.

Options are granted by our Compensation Committee, which administers the Plan. Annual options are granted in the first or second quarter each year following release of year-end earnings. In addition, in the event a new officer is hired during the year, a grant may be made by the Compensation Committee at the time of his or her commencement of employment. In addition, the Compensation Committee has the authority to grant options at any time at its discretion.

The Compensation Committee determines which executives will be awarded options based on a number of criteria including the relative rank of the executive within our Company and his or her specific contributions to the success of the Company for the prior year. See the "Compensation Discussion and Analysis" section for additional detail. We believe the options serve to enhance shareholder value by aligning the interest of our executives with those of the shareholders and also by acting to retain our executives through the vesting of the options.

The following table sets forth information concerning award grants to the named executive officers of the Company during 2008. While the table lists estimated possible payouts under non-equity incentive plans, no awards were paid to the named officers in 2008 under the Company's Management Committee Bonus Plan, as noted above in the Summary Compensation Table.

GRANTS IN 2008 OF PLAN-BASED AWARDS

NAME AND AWARD TYPE		ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			GRANT DATE (3)	# SHARES UNDERLYING OPTIONS GRANTED (3)	EXERCISE PRICE (4)	GRANT DATE FAIR VALUE (5)
		THRESHOLD (2)	TARGET	MAXIMUM
Chapman	MC Bonus Stakeholder Total	$ 48,750 2,600 51,350	$117,000 23,400 140,400	$ 234,000 52,000 286,000	02/15/08	7,200	$19.75	$ 15,012
Rabe	MC Bonus Stakeholder Total	$ 29,070 1,900 30,970	$ 66,500 17,100 83,600	$ 133,000 38,000 171,000	02/15/08	4,000	$19.75	$ 8,340
Clark	MC Bonus Stakeholder Total	$ 29,835 1,950 31,785	$ 68,250 17,550 85,800	$ 136,500 39,000 175,500	02/15/08	5,000	$19.75	$ 10,425
Haapala	MC Bonus Stakeholder Total	$ 26,775 1,750 28,525	$ 61,250 15,750 77,000	$ 122,500 35,000 157,500	02/15/08	4,000	$19.75	$ 8,340
Williams	MC Bonus Stakeholder Total	$ 24,480 1,600 26,080	$ 56,000 14,400 70,400	$ 112,000 32,000 144,000	02/15/08	3,000	$19.75	$ 6,255
(1)

These awards relate to the Management Committee Bonus Plan and the Stakeholder Bonus Plan. The table shows the potential amounts which could have been earned in 2008 if the performance goals were achieved at the minimum threshold, 100% of target and at maximum bonus. The Management Committee Bonus Plan and Stakeholder Bonus Plan are further described above in the "Compensation and Discussion Analysis" section of this Proxy Statement. The actual payments from these awards are included in Note 4 to the "Summary Compensation Table."

(2)	For any specific participant, the minimum threshold percentage is applied to each of their individual targets, and may result in a total bonus payout of less than the threshold shown above.
(3)	Reflects stock option grants awarded under the Company's 2005 Stock Option Plan.
(4)	The per-share exercise price of each option is equal to the market value of the common stock on the date each option was granted.
(5)

The amount shown in this column represents full grant-date fair value. Value of stock options granted is based on "Grant Date Present Value" as calculated using a Black-Scholes option pricing model. Amounts are calculated as required by SFAS 123R. Further information regarding option valuation is contained in Note 16 of the Notes to Consolidated Financial Statements.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2008

The following table provides information as of December 31, 2008 regarding the Company's stock based awards under the Company's Stock Option Plans. The exercise price of all of the options shown below is higher than the Company's current stock price, and accordingly, the options cannot be exercised profitably at this time. All shares issuable under the Senior Management Bonus Deferral Stock Plan are fully vested, and are not included in the table below. There were no other outstanding equity awards.

NAME	GRANT DATE (1)	# OF SHARES UNDERLYING UNEXERCISED OPTIONS AT YEAR END (2)		OPTION EXERCISE PRICE (2)	OPTION EXPIRATION DATE
		EXERCISABLE	UNEXERCISABLE
Robert K. Chapman	01/09/02	4,135	--	$19.98	01/09/12
	01/10/03	5,348	--	22.21	01/10/13
	01/09/04	5,788	--	27.21	01/09/14
	01/03/05	5,512	--	30.39	01/03/15
	01/03/06	3,881	1,999	29.52	01/03/16
	01/02/07	1,980	4,020	22.50	01/02/17
	02/15/08	--	7,200	19.75	02/15/18
Randal J. Rabe	02/17/03	2	--	$23.04	02/17/13
	01/09/04	4,631	--	27.21	01/09/14
	01/03/05	4,410	--	30.39	01/03/15
	01/03/06	2,633	1,357	29.52	01/03/16
	01/02/07	1,254	2,546	22.50	01/02/17
	02/15/08	--	4,000	19.75	02/15/18
Todd C. Clark	01/10/01	2	--	$18.66	01/10/11
	01/10/03	992	--	22.21	01/10/13
	01/09/04	2,018	--	27.21	01/09/14
	01/03/05	3,528	--	30.39	01/03/15
	01/03/06	2,772	1,428	29.52	01/03/16
	01/02/07	1,518	3,082	22.50	01/02/17
	02/15/08	--	5,000	19.75	02/15/18
Gary D. Haapala	09/06/06	1,340	660	$22.75	09/06/16
	01/02/07	660	1,340	22.50	01/02/17
	02/15/08	--	4,000	19.75	02/15/18
Joseph R. Williams	06/02/03	2,315	--	$25.92	06/02/13
	01/09/04	1,157	--	27.21	01/09/14
	01/03/05	1,544	--	30.39	01/03/15
	01/03/06	1,040	535	29.52	01/03/16
	01/02/07	660	1,340	22.50	01/02/17
	02/15/08	--	3,000	19.75	02/15/18
(1)	Option grants are fully vested at the end of the first three years following the grant date; 33% per year at the end of each of the first two years and 34% at the end of the third year.
(2)	The number of shares granted and the exercise price for each option is adjusted in accordance with the Company's stock option plans to reflect stock dividends paid.

OPTION EXERCISES AND STOCK VESTING IN 2008

During 2008, no options under the Company's stock option plans were exercised by the named executive officers.

EQUITY COMPENSATION PLAN INFORMATION

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS AS OF 12/31/08	(B) WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (1)	(C) NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (A))
Equity compensation plans approved by security holders
Stock Option Plans	353,861	$ 24.93	134,806
Director Retainer	73,832	7.55	76,168
Deferred Bonus	8,615	7.55	21,385
Total	436,308	$ 21.65	232,359
(1)

Shares represented by the Director Retainer Stock Plan and the Senior Management Bonus Deferral Stock Plan are shown at the market closing price of the common stock of the Company on December 31, 2008.

Potential Payments Upon Termination or Change of Control.
As discussed in the Compensation Discussion & Analysis section of this Proxy Statement, the Recovery Act directs the Secretary of the Treasury to establish standards that would prohibit the Company from making payments (other than accrued wages and benefits) to any named executive officer who departs the Company for any reason for as long as Treasury owns an equity position in United. Treasury has not yet established such standards. Therefore, the following analysis does not take into account the provisions of the Recovery Act, which may prohibit some or all of the payments discussed in this section.

The company has entered into employment agreements with each of the named executive officers. For any termination other than for cause, by mutual agreement, or relating to a change in control, the executive officer shall continue to receive his compensation and benefits (except for group carve-out life insurance) for a period of six months unless he has secured employment before the end of the six month period. If there is a change in control (as previously defined) and within twelve months of such change in control the executive officer resigns or is terminated other than for cause, he shall receive his salary and benefits for twelve months thereafter. If an executive is terminated for cause (as defined in the agreement), then he will be entitled only to compensation and benefits accrued as of the date of termination.

The severance benefits that would be paid to the named executive officers, assuming an event that triggered the payments as of December 31, 2008, would be as follows:

NAME	CHANGE OF CONTROL			TERMINATION OTHER THAN FOR CAUSE
	BASE	BENEFITS CONTINUATION (1)	TOTAL PAYMENTS	BASE	BENEFITS CONTINUATION (1)	TOTAL PAYMENTS

Chapman	$ 260,000	$ 17,359	$ 277,359	$ 130,000	$ 8,680	$ 138,680
Rabe	190,000	15,163	205,163	95,000	7,582	102,582
Clark	195,000	2,765	197,765	97,500	1,383	98,883
Haapala	175,000	11,477	186,477	87,500	5,739	93,239
Williams	160,000	14,063	174,063	80,000	7,032	87,032
(1)	Estimates based on current expenditures for medical, dental, vision, life and disability insurance premiums.

Under the terms of the Company's 2005 Stock Option Plan, upon the earlier of the occurrence of an Applicable Event, the death of Participant or total disability, all Options granted to the Participant shall be fully exercisable in accordance with terms of the Plan. "Applicable Event" is defined by the plan as the expiration of a tender offer or exchange offer (other than an offer by the Company) pursuant to which more than 25% of the Company's issued and outstanding stock has been purchased, or the entry into an agreement by the Board of Directors of the Company to merge or consolidate the Company with or into another entity where the Company is not the surviving entity, an agreement to sell or otherwise dispose of all or substantially all of the Company's or the Banks' assets (including a plan of liquidation), or the approval by the shareholders of the Company of an agreement to merge or consolidate the Company with or into another entity where the Company is the surviving entity, pursuant to which more than 25% of the stock of the surviving company will be owned by persons who were not holders of the Company's issued and outstanding stock at the time of the agreement. At December 31, 2008, the exercise price of all of the options granted to our named executive officers was higher than the Company's stock price, and therefore, the options could not have been exercised profitably.

COMPENSATION OF DIRECTORS
The non-officer Directors of our Company are paid an annual retainer of $1,000, and are paid $450 per meeting of the Board and $250 per meeting of each committee. Non-officer chairpersons of committees are paid an annual retainer of $2,000 in addition to the board retainer and meeting fees. The non-officer Directors of our Banks receive an annual retainer of $4,000. In addition, the non-officer Directors of our Banks receive $450 per meeting of the board of the Bank and $250 per meeting of each committee of the Bank. Non-officer chairpersons of committees of the Bank are paid an annual retainer of $2,000 in addition to board retainer and meeting fees. Directors of our Company and Banks (who are not otherwise employees) do not participate in our employee benefit programs, and receive no direct or indirect compensation, except for certain life insurance benefits. Three directors are included in the Company's group life insurance program on a grandfathered basis. The amounts paid by the Company are less than $100 for each of the Directors, and those amounts are included in the table below under "All Other Compensation".

Under the Director Retainer Stock Plan originally adopted in 1996, a Director may elect to defer all or a portion of the payments received for serving as a Bank Director except for fees for serving on or as chairman of a committee. A Director who elects to defer payment will instead be awarded units equal to the cash payment that was earned divided by the market price of the common stock on such date. The common stock earned will be issued to the director on the date on which such Director no longer is serving on our Board or on the board of the Banks. An election to defer made no later than 30 days after a Director is eligible is generally given effect commencing as of the next calendar quarter after the election. An election to defer made after 30 days from the date that a Director was eligible is generally given effect commencing as of the next calendar year. The plan is administered by the Company's Chief Executive Officer. Up to 150,000 shares may be issued pursuant to the plan.

In the past, Directors of our Company and of the Banks have been granted 1,000 options at the time they join the Board. In addition, Directors of the Company and the Banks have been awarded grants at the inception of any new stock option plans. Stock options were granted to five new Directors of the Banks in 2008.

No Director who is also an employee of either the Company or the Banks receives any compensation for his or her services as a Director or as a committee member of the Company or the Banks. Accordingly, the compensation of Mr. Chapman, the Chief Executive Officer and President of the Company and who is also a Director of the Company and UBTW, is not set forth below, but is disclosed above in the Summary Compensation Table.

Chairman of the Board David S. Hickman entered into a management consulting agreement with us effective January 1, 2006 following his retirement as Chief Executive Officer of our Company, and that agreement remained in effect during 2008. The agreement provides the following material points:

•	No Director fees for services as a Director of the Company or of the Banks.

•	A five-year term, subject to cancellation by the Company or Mr. Hickman on 90 days' notice.

•

Payment of $150,000 per year for consulting services on a 50% part-time basis, with emphasis on business development, Adrian market development, leadership transition, holding company activities, American Bankers Association and Michigan Bankers Association service, and community development.

•	No participation in our employee benefit plans after December 31, 2005.

•	Under our Supplemental Employee Retirement Plan, in which only Mr. Hickman participated, he receives payment of $5,088 per month for 180 months, beginning January, 2006.

•	Mr. Hickman has agreed to confidentiality, non-compete and non-solicitation of employees and customers provisions.

The table below shows the compensation paid to Directors of the Company by the Company and the Banks during 2008.

DIRECTOR COMPENSATION FOR 2008

DIRECTOR	FEES EARNED OR PAID IN CASH (1)	STOCK AWARDS (2)	ALL OTHER COMPENSATION (3)	TOTAL DIRECTOR COMPENSATION	STOCK AWARDS OUTSTANDING (4)
Stephanie H. Boyse	$ 5,550	$ 10,759	$ -	$ 16,309	2,514.1
James D. Buhr	26,900	-	-	26,900	-
Joseph D. Butcko	7,700	12,457	-	20,157	5,026.1
John H. Foss	15,000	12,792	-	27,792	6,132.6
Norman G. Herbert (5)	11,100	-	-	11,100	-
David S. Hickman	-	-	211,056	211,056	-
James C. Lawson	15,200	13,449	87	28,736	6,494.7
Robert G. Macomber (6)	12,000	10,926	-	22,926	3,388.3
D. J. Martin	15,000	12,887	70	27,957	6,322.6
David E. Maxwell	19,000	1,748	70	20,818	2,586.1
Kathryn M. Mohr	19,600	-	-	19,600	-
(1)	Amounts include fees earned as a Director of the Company and the Banks, net of deferred amounts included under the Stock Awards column.
(2)

As disclosed above, pursuant to the Director Retainer Stock Plan, directors are eligible to defer all or a portion of his or her retainer fees, and upon his or her termination as a director, to receive payment in the form of shares of common stock. The figure in this column includes fees deferred during the year, plus cash dividends earned on deferred amounts.

(3)

For Mr. Hickman, the amount shown includes $150,000 paid under the terms of Mr. Hickman's consulting contract and $61,056 paid under the Company's SERP. Amounts for Mr. Lawson, Mr. Martin and Mr. Maxwell represent the amount of life insurance premiums paid by the Company as part of the Company's group life insurance program, in which they participate on a grandfathered basis.

(4)

Aggregate number of shares of stock awards outstanding at the end of 2008, representing director fees deferred under the Director Retainer Stock Plan, along with accumulated cash dividends earned on deferred amounts.

(5)	Mr. Herbert was not a director of United Bancorp, Inc. during 2008. The amounts shown reflect compensation as a director of United Bank & Trust - Washtenaw.
(6)	Resigned as a Director of the Company in February 2009.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No officer, or employee or former officer of the Company or any of its subsidiaries served as a member of the Compensation Committee during 2008. During 2008, other than for relationships involving subsidiaries of the Company:

1.	No executive officer of the Company served on the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company;

2.	No executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company;

3.	No executive officer of the Company served as a member of the compensation committee of another entity, one of whose executive officers served as a Director of the Company.

Members of the Compensation Committee were clients of and had transactions (loans and commitments to lend) with the Banks in the ordinary course of business during 2008. All such loans and commitments were made by the Banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features. See "Directors, Executive Officers, Principal Shareholders and Their Related Interests - Transactions with the Banks."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

So far as is known to the Company, as of February 27, 2009, no persons except those listed in the following table, owned beneficially more than five percent (5%) of the voting securities of the Company. The following table discloses the name and address of such beneficial owner, the total number of shares beneficially owned, and the percentage of ownership in relation to the total Common Stock of the Company outstanding and entitled to vote as of February 27, 2009.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
United Bank & Trust as Trustee P.O. Box 248, Tecumseh, MI 49286	411,436 (1)	8.14%
United States Department of the Treasury Washington, D.C.	311,492 (2)	6.16%
(1)

United Bank & Trust as Trustee has sole voting and sole investment powers with respect to 386,084 of the shares, and shared voting and shared investment powers with respect to the remaining 23,352 of these shares. It is the policy of the Bank's Wealth Management Group to obtain written direction from the grantor or the beneficiaries for voting. If no direction is received, the Wealth Management Group will generally vote with the management of the Company.

(2)

As a result of the Company's participation in the Troubled Asset Relief Program Capital Purchase Program, the United States Department of the Treasury ("Treasury") holds a warrant to purchase 311,492 shares of the Company's Common Stock. Under applicable regulations, the shares which could be acquired by exercise of that warrant are considered to be solely beneficially owned by Treasury. Treasury has agreed that it will not exercise any voting rights with respect to any shares it acquires and holds by reason of exercise of the warrant.

SECURITY OWNERSHIP OF MANAGEMENT

The table below discloses the name of each of the incumbent Directors, Director nominees and executive officers of the Company, the total number of shares beneficially owned by each, and their percentage of ownership in relation to the total Common Stock of the Company outstanding and entitled to vote as of February 27, 2009, according to information furnished to the Company by said persons. The table also discloses the total number of shares beneficially owned by all of the incumbent Directors, Director nominees and executive officers as a group, and the percentage of ownership of said group in relation to the total Common Stock of the Company outstanding and entitled to vote as of February 27, 2009, according to information furnished to the Company by said persons.

The numbers of shares shown below includes shares owned directly or indirectly, through any contract, arrangement, understanding, relationship, or which the indicated beneficial owner otherwise has voting power, shared voting power, sole investment power or shared investment power. Amounts deferred under the Director Retainer Stock Plan or the Senior Management Bonus Deferral Stock Plan do not result in shares issued until the date upon which a person ceases being a member of the plan. Options granted under the Company's Stock Option Plan are included in the table to the extent that they are vested or will vest within sixty days of the record date.

NAME OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP				TOTAL SHARES (A+D) (1)	% OF TOTAL (2)
	(A) SHARED	(B) SOLE	(C) VESTED OPTIONS	(D) TOTAL SOLE (B+C)
DIRECTORS AND DIRECTOR NOMINEES OF UNITED BANCORP, INC.
Stephanie H. Boyse	-	3,270	3,032	6,302	6,302	*
James D. Buhr	-	872	4,636	5,508	5,508	*
Robert K. Chapman	3,070	11,067	30,624	41,691	44,761	*
John H. Foss	-	5,306	2,206	7,512	7,512	*
Norman G. Herbert	200	-	1,320	1,320	1,520	*
David S. Hickman	-	87,336	17,136	104,472	104,472	2.02%
James C. Lawson	47,742	26,716	2,205	28,921	76,663	1.49%
D. J. Martin	-	135,942	2,340	138,282	138,282	2.68%
David E. Maxwell	8,022	80,915	2,340	83,255	91,277	1.77%
Kathryn M. Mohr	18,165	800	2,205	3,005	21,170	*
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS OF THE COMPANY
Todd C. Clark	1,242	120	13,775	13,895	15,137	*
Gary D. Haapala	1,375	-	2,640	2,640	4,015	*
Randal J. Rabe	1,464	563	15,540	16,103	17,567	*
Joseph R. Williams	87	4,504	7,911	12,415	12,502	*
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (15 PERSONS)					546,688	10.59%
(1)	Includes shares pledged as security of 10,000 shares for Hickman.
(2)	The symbol "*" shown in this column indicates ownership of less than 1% of the current outstanding Common Stock of the Company, which is the Company's only class of voting securities.

DIRECTORS, EXECUTIVE OFFICERS, PRINCIPAL SHAREHOLDERS AND THEIR RELATED
INTERESTS - TRANSACTIONS WITH THE BANKS

Directors and executive officers of the Company, and their related interests, were clients of and had transactions (including loans and commitments to lend) with the Banks in the ordinary course of business during 2008. All such loans and commitments were made by the Banks on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Banks, and did not involve more than the normal risk of collectability or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. The aggregate extensions of credit outstanding at December 31, 2008 to all Directors and executive officers of the Company, as a group, and their related interests were $29,100,000. Any such loan transaction presently in effect with any Director or executive officer of the Company is current as of this date, and is in compliance with Regulation O.

Under the charter of the Compensation Committee, such Committee is to conduct reviews of related party transactions for potential conflicts of interest. All such transactions must be approved by the Compensation Committee. To the extent such transactions are ongoing business relationships with the Company, such transactions shall be reviewed annually and such relationships shall be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arms' length. Related party transactions are those involving the Company and the Banks which are required to be disclosed pursuant to SEC Regulation S-K, Item 404.

The Banks have made loans to companies owned or controlled by former Director Robert G. Macomber. Loans to Development Services Group LLC, which is 29.3% owned by Mr. Macomber, had a maximum outstanding balance of $4.205 million during 2008, with balances of $4.205 million at December 31, 2008. Total principal of $1.904 million was advanced and $1.099 million of principal was paid on the loans during 2008. Total interest of $216,700 was paid on the loans during 2008, and the average interest rate on these loans was 4.94%. As of February 27, 2009, $4.205 million in such loans are outstanding, and such loans are current as of that date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's Directors and officers, and persons who own more than 10% of the Company's Common Stock, are required to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, Directors and greater than 10% shareholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, all officers, Directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements during 2008.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

The Company has engaged BKD as its independent public accountants to audit the Company's financial statements for the year ending December 31, 2009. BKD has been engaged as the Company's independent public accountants to audit the Company's financial statements since the year ended December 31, 2002.

The following table details the fees billed by BKD for work performed for the fiscal years ended December 31, 2008 and 2007, by category of fee:

	2008	2007
Audit Fees	$168,000	$158,000
Audit Related Fees	3,000	2,030
Tax Fees	14,500	9,900
All Other	- -	- -
Total	$185,500	$169,930

Audit fees consist of fees for the audit of the Company's financial statements, or for services that are usually provided by an auditor in connection with statutory and regulatory filings and engagements. Audit related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of financial statements. Tax fees consist of fees billed for tax preparation, tax compliance, tax advice and tax planning.

The Company's Audit Committee has concluded that the provision of services covered under the captions "Audit Related Fees" and "Tax Fees" with respect to BKD is compatible with BKD maintaining its independence. In compliance with its Audit Committee charter, which requires all audit and permitted non-audit services to be pre-approved by the Audit Committee, all audit and non-audit services as disclosed above were pre-approved by the Audit Committee. None of the hours expended on BKD's engagement to audit the consolidated financial statements for the year ended December 31, 2008 were attributed to work performed by persons other than BKD's full-time, permanent employees.

A representative of BKD is expected to be present at the Annual Meeting. The representative will be available to respond to appropriate questions, and will have the opportunity to make a statement if he or she so desires.

OTHER MATTERS

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented upon which a vote properly may be taken, it is intended that shares represented by Proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such shares.

March 30, 2009	By Order of the Board of Directors
Randal J. Rabe

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2009

The undersigned hereby appoints David S. Hickman and Robert K. Chapman, and either of them, with full power of substitution, as Proxies for the undersigned, to attend the Annual Meeting of the Shareholders of United Bancorp, Inc. (the "Company"), to be held at the Downing Center, United Bank & Trust, 209 E. Russell Road, Tecumseh, Michigan on Tuesday, April 28, 2009 at 4:30 p.m., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the undersigned is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees named in Proposal 1 and FOR Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

PROPOSAL 1

To elect three directors constituting Class III of the Board of Directors, to serve for three years until the 2012 Annual Meeting of Shareholders and upon the election and qualification of their successors.

Class III Director Nominees:	Please mark only one box

ROBERT K. CHAPMAN	☐	FOR all nominees

NORMAN G. HERBERT	☐	WITHHELD from all nominees

KATHRYN M. MOHR	☐	FOR, except vote withheld from the following nominees:

PROPOSAL 2
To approve an advisory proposal to approve the Company's executive compensation practices as disclosed on Pages 7 through 19 of the Company's 2009 Proxy Statement.
☐ FOR	☐ AGAINST	☐ ABSTAIN

Witness my hand and seal this _______ day of __________________, 2009.

(Signature)	(Signature)

Note: Please sign exactly as your name appears on this Proxy. If signing for estates, trusts, corporations or partnerships, title or capacity should be stated. If shares are held jointly, each holder should sign.

Post Office Box 248 • 205 East Chicago Boulevard • Tecumseh, Michigan 49286 • Phone 517.423.8373 • Fax 517.423.5041 • www.ubat.com